Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FISCAL YEAR ENDS WITH
13% INCREASE IN NET INCOME

Monett, MO, August 25, 2015 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced fiscal 2015 results. Total revenue increased 7% compared to the prior fiscal year to $1,256.2 million and gross profit increased 9% to $535.9 million. Net income rose 13% compared to the prior fiscal year to $211.2 million.
For the quarter ended June 30, 2015, the company generated total revenue of $333.7 million compared to $315.2 million in the same quarter a year ago. Gross profit increased to $146.4 million from $136.1 million in the fourth quarter of last fiscal year. Net income in the current quarter was $60.5 million, or $0.75 per diluted share, compared to $52.5 million, or $0.62 per diluted share in the same quarter a year ago.
In fiscal 2015, total revenue of $1,256.2 million was generated compared to $1,173.2 million in fiscal 2014. Gross profit increased to $535.9 million compared to $493.8 million during last fiscal year. Net income for the current year was $211.2 million, or $2.59 per diluted share, compared to $186.7 million, or $2.19 per diluted share for the prior year.
According to Jack Prim, CEO, “We are very pleased to announce record revenue and earnings for the fourth quarter and full fiscal year. We delivered a balanced performance that benefitted our shareholders, customers and employees, and we feel good about the outlook for FY16."
Operating Results
License revenue for the fourth quarter increased to $1.1 million from $0.6 million in the fourth quarter a year ago and was less than 1% of revenue in both periods. Support and service revenue grew in the quarter compared to the prior year, increasing 6% to $318.6 million, or 95% of total revenue in the fourth quarter of fiscal 2015 from $300.4 million, or 95% of total revenue for the same period a year ago. Hardware sales in the fourth quarter of fiscal 2015 decreased 2% to $14.0 million, or 4% of total revenue, from $14.2 million, or 5% of total revenue, in the fourth quarter of last fiscal year.
For the fiscal year 2015, license revenue increased 21% to $2.6 million from $2.2 million a year ago and was less than 1% of revenue in both periods. There was growth in all components of support and service revenue in fiscal 2015 resulting in an 8% increase in support and service revenue, which expanded to $1,200.7 million from $1,112.3 million last year. Support and service as a percentage of total revenue increased to 96% of fiscal 2015 revenue from 95% last year. Hardware sales for the fiscal year decreased 10% to $52.9 million, or 4% of total revenue, from $58.7 million, or 5% of total revenue, in the same period last year.
Cost of sales for the fourth quarter increased 5% to $187.3 million from $179.0 million in the fourth quarter of fiscal 2014. Gross profit increased 8% to $146.4 million for the fourth quarter this fiscal year from $136.1 million last year. Gross margin was 44% in the fourth quarter compared to 43% in the same quarter last year.
Cost of sales for fiscal year 2015 increased 6%, to $720.3 million from $679.4 million for the year ended June 30, 2014. Gross profit increased 9% to $535.9 million compared to $493.8 million last year. Gross margin was 43% for fiscal 2015 compared to 42% last year.
Gross margin on license revenue for the fourth quarter of fiscal 2015 was 83% compared to 74% for fiscal 2014. Gross margin on license was 55% for fiscal year 2015 compared to 58% for fiscal year 2014. Support and service gross margin was 45% in the fourth quarter of fiscal 2015, increasing from 44% in the fourth quarter of fiscal 2014. The support and service gross margin was 43% for both years ending June 30, 2015 and June 30, 2014. Hardware gross margins increased for the fourth quarter to 27% from 23% for the same quarter last year. Year-to-date hardware gross margins also increased from 25% in the twelve months ended June 30, 2014 to 27% for the twelve months ended June 30, 2015.
Operating expenses increased 7% in the fourth quarter of fiscal 2015 compared to the same quarter a year ago primarily due to increased headcount and related salaries. Selling and marketing expenses increased 4% in the current year fourth quarter to $23.5 million, or 7% of total revenue, from $22.5 million, or 7% of prior year fourth quarter revenue. Research and development expenses increased 12% to $19.5 million, or 6% of total revenue, from $17.4 million, or 6% of total revenue, for the fourth quarter in fiscal 2014. General and administrative costs increased 6% in the current year fourth quarter to $14.0 million, or 4% of total revenue, from $13.3 million, or 4% of total revenue, in the fourth quarter of fiscal 2014.
For the fiscal year ended June 30, 2015, operating expenses increased 6% to $218.0 million, compared to $205.5 million for the same period a year ago. Selling and marketing expenses increased 4% in fiscal year 2015 to $89.0 million from $85.4 million in the prior year, and remained at 7% of total revenue for both fiscal years. Research and development expenses increased 7% to $71.5 million, or 6% of total revenue, for fiscal 2015, from $66.7 million, or 6% of total revenue, last year. General and administrative

JKHY Fiscal Year Net Income Increases 13%
August 25, 2015

costs increased 8% to $57.5 million in fiscal 2015, from $53.3 million for the same period a year ago, and was 5% of total revenue in both periods.
Operating income increased 8% to $89.4 million, or 27% of fourth quarter revenue, compared to $82.9 million, or 26% of revenue in the fourth quarter of fiscal 2014. Provision for income taxes decreased 5% in the current fourth quarter compared to the same quarter in fiscal 2014 and is 32.1% of income before income taxes this quarter compared to 36.4% of income before income taxes for the same period in fiscal 2014. Fourth quarter net income totaled $60.5 million, or $0.75 per diluted share, compared to $52.5 million, or $0.62 per diluted share in the fourth quarter of fiscal 2014.
Operating income increased 10% to $317.9 million for fiscal 2015 compared to $288.3 million a year ago, and was 25% of total revenue in both periods. Provision for income taxes as a percentage of income before income taxes decreased to 33.3% in fiscal 2015 from 35.1% in fiscal 2014. Net income totaled $211.2 million for fiscal 2015, or $2.59 per diluted share, compared to $186.7 million, for fiscal 2014, or $2.19 per diluted share.
According to Kevin Williams, CFO, “results for the year were very much in-line with our internal forecasts and budgets after adjusting for the change in our revenue recognition. Operating income was less than one percent variance from budget considering these changes. Our tax rate for the quarter received an additional benefit from some state tax benefits primarily attributable to favorable law changes. The effective tax rate for next fiscal year will return to a more normalized estimated 36% rate, without knowing if expired tax credits will be reinstated. We currently have a strong cash balance along with our entire revolver facility available for potential acquisitions, stock buy-backs, and general investment in the company.”
Balance Sheet and Cash Flow Review
At June 30, 2015, cash and cash equivalents increased to $148.3 million from $70.4 million at June 30, 2014. Trade receivables increased to $245.4 million from $224.0 million a year ago. Current and long term debt increased from $9.1 million a year ago to $52.7 million at June 30, 2015. Deferred revenue increased to $532.0 million at June 30, 2015, compared to $492.9 million a year ago. Stockholders' equity increased 2% to $991.5 million at June 30, 2015, compared to $967.4 million a year ago.
Cash provided by operations totaled $373.8 million in the current year compared to $341.7 million last year. The following table summarizes net cash (in thousands) from operating activities:

	Year Ended June 30,
	2015	2014
Net income	$211,221	$186,715
Non-cash expenses	149,162	126,424
Change in receivables	(21,346)	7,498
Change in deferred revenue	40,565	51,952
Change in other assets and liabilities	(5,812)	(30,930)
Net cash provided by operating activities	$373,790	$341,659
Cash used in investing activities for fiscal 2015 of $137.0 million included capital expenditures of $54.4 million, capitalized software development of $76.9 million, and $14.0 million for internal use software, partially offset by $8.3 million proceeds received primarily from sale of aircraft. Cash used in investing activities for fiscal 2014 was $131.8 million and included capital expenditure on facilities and equipment of $33.2 million, $27.9 million for the acquisition of Banno, $62.2 million for the development of software, and $16.3 million for internal use software, partially offset by $7.8 million proceeds received primarily from sale of aircraft.
During fiscal 2015, net cash used in financing activities for the current fiscal year is $158.9 million and includes $122.7 million for the purchase of treasury shares, payment of dividends of $76.4 million, repayments of the revolving credit facilities of $40.0 million, and repayments of capital leases of $10.8 million. Cash used was partially offset by borrowings of $90.0 million against its revolving line of credit and $1.9 million net proceeds from the exercise of stock options, sale of common stock and excess tax benefits from stock option exercises. Net cash used in financing activities for the prior fiscal year was $267.4 million and includes payment of dividends of $71.3 million, repayments of capital leases of $22.2 million and purchases of treasury shares totaling $175.7 million. Cash used in financing activities was partially offset by net proceeds of $1.7 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises. During the fourth quarter of fiscal 2014, the Company also borrowed $25.0 million against its revolving line of credit and the full amount of the borrowing was repaid in the same period.
About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of computer systems and electronic payment solutions primarily for financial services organizations. Its technology solutions serve almost 10,900 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking™ supports banks ranging from community to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com. The company will hold a conference call on August 26, 2015; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

JKHY Fiscal Year Net Income Increases 13%
August 25, 2015

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Fiscal Year Net Income Increases 13%
August 25, 2015

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2015	2014		2015	2014
REVENUE
License	$1,072	$574	87%	$2,635	$2,184	21%
Support and service	318,635	300,359	6%	1,200,652	1,112,331	8%
Hardware	14,006	14,233	(2)%	52,903	58,658	(10)%
Total	333,713	315,166	6%	1,256,190	1,173,173	7%
COST OF SALES
Cost of license	185	148	25%	1,187	908	31%
Cost of support and service	176,826	168,007	5%	680,750	634,756	7%
Cost of hardware	10,288	10,892	(6)%	38,399	43,708	(12)%
Total	187,299	179,047	5%	720,336	679,372	6%
GROSS PROFIT	146,414	136,119	8%	535,854	493,801	9%
Gross Profit Margin	44%	43%		43%	42%
OPERATING EXPENSES
Selling and marketing	23,492	22,483	4%	89,004	85,443	4%
Research and development	19,501	17,447	12%	71,495	66,748	7%
General and administrative	14,049	13,301	6%	57,490	53,312	8%
Total	57,042	53,231	7%	217,989	205,503	6%
OPERATING INCOME	89,372	82,888	8%	317,865	288,298	10%
INTEREST INCOME (EXPENSE)
Interest income	51	33	55%	169	377	(55)%
Interest expense	(322)	(296)	9%	(1,594)	(1,105)	44%
Total	(271)	(263)	3%	(1,425)	(728)	96%
INCOME BEFORE INCOME TAXES	89,101	82,625	8%	316,440	287,570	10%
PROVISION FOR INCOME TAXES	28,562	30,096	(5)%	105,219	100,855	4%
NET INCOME	$60,539	$52,529	15%	$211,221	$186,715	13%
Diluted net income per share	$0.75	$0.62		$2.59	$2.19
Diluted weighted average shares outstanding	81,086	84,276		81,601	85,396

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				June 30,		% Change
				2015	2014
Cash and cash equivalents				$148,313	$70,377	111%
Receivables				245,387	224,041	10%
Total assets				1,836,835	1,680,703	9%

Accounts payable and accrued expenses				$88,895	$73,815	20%
Current and long term debt				52,697	9,136	477%
Deferred revenue				531,987	492,868	8%
Stockholders' Equity				991,534	967,387	2%